EXHIBIT 99.1
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                                                        FOR FURTHER INFORMATION:
                                                                Ralph B. Mandell
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

For Immediate Release


                     PRIVATEBANCORP CFO GARY SVEC ANNOUNCES
                             PLANS TO LEAVE COMPANY

         Chicago, January 27, 2003 - PrivateBancorp, Inc. (Nasdaq: PVTB) today announced that Gary L. Svec, its chief financial officer, has indicated his intention to leave the Company to pursue career opportunities in the professional investment field.

         Ralph B. Mandell, the Company's Chairman, President and Chief Executive Officer, said "Gary has done an excellent job for PrivateBancorp and has been a valued member of our management team. We are disappointed to see him leave, but we understand Gary's desire to refocus his career in the investment arena and we wish him the best in that pursuit."

          "While my decision to leave is a difficult one, I have reached the conclusion that my strongest career interests are in the securities business. I believe that I am leaving the company in excellent financial condition and well poised for continued strong growth and profitability," said Svec.

         "Gary has agreed to stay with us to complete year-end financial reporting and to assist in transitioning his responsibilities. Based on our growth to date, and expected future growth, we have initiated a search for both a chief financial officer and an investment officer," Mandell said.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, Inc. The Company, which had assets of $1.5 billion at December 31, 2002, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebk.com

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and
Section 27A of the Securities Act of 1933, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, further declines in market rates of interest and fluctuations in loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas or nationally, or other unanticipated circumstances, legislative or regulatory changes, adverse developments in the Company's loan or investment portfolios, competition and the possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should


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be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.



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